                                                                                                                     EX-99.B(i)legopn

July 1, 2003

Securities and Exchange Commission
450 Fifth Street, N. W.
Judiciary Plaza
Washington, D. C. 20549

RE:     Ivy Funds, Inc.
          formerly, W&R Funds, Inc.
          Post-Effective Amendment No. 20

Dear Sir or Madam:

In connection with the public offering of shares of Capital Stock of Ivy Funds, Inc. (the "Fund"), I have examined such corporate records and documents and have made such further investigation and examination as I deemed necessary for the purpose of this opinion.

It is my opinion that the indefinite number of shares of such Capital Stock covered by the Fund's Registration Statement on Form N-1A, when issued and paid for in accordance with the terms of the offering, as set forth in the Prospectus and Statement of Additional Information forming a part of the Registration Statement, will be, when such Registration shall have become effective, legally issued, fully paid and non-assessable by the Fund.

I hereby consent to the filing of this opinion as an Exhibit to the said Registration Statement and to the reference to me in such Statement of Additional Information.

Yours truly,

/s/ Kristen A. Richards

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Kristen A. Richards
Vice President, Associate General Counsel
  and Secretary

KAR/fer